Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 (File Nos. 333-128809 and 333-96742) and Form S‑3ASR (File No. 333-283605) of Stock Yard Bancorp, Inc. (the “Company”) of our reports dated February 27, 2025, on our audits of the consolidated financial statements of the Company as of December 31, 2024 and 2023, and for each of the years in the three-year period then ended December 31, 2024, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference for our report dated February 27, 2025, on our audit of the internal control over financial reporting of the Company as of December 31, 2024, which report is included in this Annual Report on Form 10-K.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana

February 27, 2025